Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces
Third Quarter 2020 Financial Results

Net Investment Income of $0.40 Per Share and Net Increase in Net Assets of $0.47 Per Share
DECLARES FOURTH QUARTER 2020 DISTRIBUTION OF $0.36 PER SHARE
Menlo Park, Calif., November 5, 2020 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the third quarter ended September 30, 2020 and the declaration by its Board of Directors of its fourth quarter 2020 distribution of $0.36 per share.

Third Quarter 2020 Highlights

▪	Earned net investment income of $12.2 million, or $0.40 per share;

▪	Net increase in net assets of $14.4 million, or $0.47 per share;

▪	Recorded $4.9 million from the realization of gains from the sale of CrowdStrike, Inc. shares, with 16,747 shares still held as of September 30, 2020;

▪	Recorded $1.1 million from the realization of gains from the sale of Medallia, Inc. shares, with 18,616 shares still held as of September 30, 2020;

▪	Net asset value of $409.4 million, or $13.28 per share, at September 30, 2020, an increase of 0.9% from prior quarter;

▪
Signed $145.5 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”), and TPVG closed $86.8 million of new debt commitments to venture growth stage companies, an increase of 5x from prior quarter;

▪	Funded $38.0 million in debt investments to five portfolio companies, an increase of 85% from prior quarter;

▪	Achieved a 14.1% weighted average annualized portfolio yield on total debt investments for the quarter;

▪	Realized an 11.8% return on average equity, based on net investment income during the quarter;

▪	Ended the quarter with a 0.63x leverage ratio;

▪	Declared a fourth quarter distribution of $0.36 per share, payable on December 14, 2020; bringing total declared distributions to $9.96 per share since the Company’s initial public offering; and

▪
Portfolio company exit and liquidity events subsequent to the third quarter include: Nestle USA announced that it acquired TPVG portfolio company, Freshly Inc.; TPVG portfolio company Hims, Inc. announced plans to go public through a merger with Oaktree Acquisition Corp.; and TPVG portfolio company Qubole, Inc. was acquired by Idera, Inc.

Year to Date 2020 Highlights

▪	Earned net investment income of $36.0 million, or $1.18 per share;

▪	Paid distributions of $1.08 per share;

▪	Signed $317.9 million of term sheets with venture growth stage companies at TPC, and TPVG closed $203.3 million of new debt commitments to new and existing venture growth stage companies;

▪	Funded $137.3 million in debt investments to 17 portfolio companies with a 13.1% weighted average annualized portfolio yield at origination;

▪	Achieved a 13.4% weighted average annualized portfolio yield on total debt investments;

▪	Raised $78.2 million of net proceeds from the public issuance of 5.75 million shares of common stock;

▪	Raised $70.0 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2025, initially assigned a BBB rating by DBRS, Inc.; and

▪	Undistributed taxable earnings from net investment income of $10 million, or $0.33 per share, as of September 30, 2020.

“We had another quarter of strong performance, reflecting the quality of our portfolio and our disciplined approach,” said Jim Labe, chairman and chief executive officer of TPVG, adding, “We continue to see growing demand for debt from venture growth stage companies and anticipate a strong finish for 2020, as well as robust momentum going into 2021.”

“We are pleased to see the levels of exit, liquidity and prepayment events within our portfolio,” said Sajal Srivastava, president and chief investment officer of the Company. “These events generate exceptional returns on our investments and give us the flexibility to efficiently redeploy our capital.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended September 30, 2020, the Company entered into $86.8 million of new debt commitments with nine portfolio companies, funded debt investments totaling $38.0 million to five portfolio companies, acquired warrants valued at $0.6 million in six portfolio companies and made equity investments of $0.3 million in two portfolio companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 11.8% at origination. During the quarter, the Company had $49.1 million of principal prepayments, $17.0 million of early repayments and $19.4 million of scheduled principal amortization. The weighted average annualized portfolio yield on total debt investments for the third quarter was 14.1%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.

As of September 30, 2020, the Company held debt investments with 34 portfolio companies, warrants in 65 portfolio companies and equity investments in 23 portfolio companies. The total cost and fair value of these investments were $664.3 million and $646.8 million, respectively.

Total portfolio investment activity for the three and nine months ended September 30, 2020 and 2019 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Beginning portfolio at fair value	$692,853	$496,021	$653,129	$433,417
New debt investments, net(a)	37,315	83,024	134,466	241,745
Scheduled principal amortization	(19,479)	(9,159)	(37,426)	(30,485)
Principal prepayments and early repayments	(66,052)	(32,991)	(92,157)	(133,096)
Accretion of debt investment fees	4,086	2,523	12,134	7,499
Payment-in-kind coupon	2,271	565	5,887	1,627
New warrant investments	561	943	1,788	3,467
New equity investments	287	1,011	1,832	3,173
Proceeds and dispositions of investments	(7,242)	(11)	(27,901)	(313)
Net realized gains (losses) on investments	4,063	(1,801)	5,051	(1,847)
Net unrealized gains (losses) on investments	(1,850)	(14,124)	(9,990)	814
Ending portfolio at fair value	$646,813	$526,001	$646,813	$526,001
_____________

(a)	Debt balance is net of fees and discounts applied to the loan at origination.

SIGNED TERM SHEETS

During the three months ended September 30, 2020, TPC entered into $145.5 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS

As of September 30, 2020, the Company’s unfunded commitments totaled $168.3 million, of which $31.5 million was dependent upon portfolio companies reaching certain milestones. Of the $168.3 million of unfunded commitments, $85.0 million will expire during 2020 and $83.3 million will expire during 2021, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS

Total investment and other income was $23.1 million for the third quarter of 2020, representing a weighted average annualized portfolio yield of 14.1% on total debt investments, as compared to $15.7 million and 13.0% for the third quarter of 2019. The increase in total investment and other income was primarily due to higher weighted average principal outstanding on our income-bearing debt investments and a higher effective yield due to greater prepayment activity, partially offset by a decrease in the U.S. Prime Rate. For the nine months ended September 30, 2020, the Company’s total investment and other income was $67.8 million, as compared to $52.1 million for the nine months ended September 30, 2019, representing a year-to-date weighted average annualized portfolio yield on total debt investments of 13.4% and 14.9%, respectively.

Operating expenses for the third quarter of 2020 were $10.9 million as compared to $8.6 million for the third quarter of 2019. Operating expenses for the third quarter of 2020 consisted of $3.5 million of interest expense and amortization of fees, $3.3 million of base management fees, $3.1 million of income incentive fees, $0.4 million of administration agreement expenses and $0.6 million of general and administrative expenses. Operating expenses for the third quarter of 2019 consisted of $3.2 million of interest expense and amortization of fees, $2.3 million of base management fees, $1.7 million of income incentive fees, $0.5 million of administration agreement expenses and $0.9 million of general and administrative expenses. The Company’s total operating expenses were $31.8 million and $25.0 million for the nine months ended September 30, 2020 and 2019, respectively.

For the third quarter of 2020, the Company recorded net investment income of $12.2 million, or $0.40 per share, as compared to $7.1 million, or $0.29 per share, for the third quarter of 2019. The increase in net investment income between periods was driven primarily by an increase in total investment and other income due to higher weighted average principal outstanding on our income-bearing debt investments. Net investment income for the nine months ended September 30, 2020 was $36.0 million, or $1.18 per share, compared to $27.2 million, or $1.09 per share, for the nine months ended September 30, 2019.

During the third quarter of 2020, the Company recorded $4.1 million, or $0.13 per share, of net realized gains on investments, consisting of $6.0 million of realized gains from the sale of publicly traded shares held in CrowdStrike, Inc. and Medallia, Inc., offset by $1.9 of realized losses from the finalization of asset sales and removal from the investment portfolio of one obligor, which was rated Red (5) on the Company’s credit watch list. During the third quarter of 2019, the Company recorded net realized losses on investments of $1.8 million, $0.07 per share.

Net unrealized losses on investments for the third quarter of 2020 were $1.9 million, or $0.06 per share, resulting from the reversal of $4.5 million of unrealized gains associated with the sale of shares of CrowdStrike, Inc. and Medallia, Inc, partially offset by the reversal of $1.4 million of unrealized losses from the finalization of asset sales and removal from the investment portfolio of one obligor, which was rated Red (5) on the Company’s credit watch list, and $1.2 million of net unrealized gains from fair value adjustments. Net unrealized losses on investments for the third quarter of 2019 were $14.1 million, or $0.57 per share. The Company’s net realized and unrealized losses were $5.4 million for the nine months ended September 30, 2020, compared to net realized and unrealized losses of $1.0 million for the nine months ended September 30, 2019.

The Company’s net increase in net assets resulting from operations for the third quarter of 2020 was $14.4 million, or $0.47 per share, as compared to a net decrease in net assets resulting from operations of $8.8 million, or $0.35 per share, for the third quarter of 2019. For the nine months ended September 30, 2020, the Company’s net increase in net assets resulting from operations was $30.5 million, or $1.00 per share, as compared to $26.1 million, or $1.05 per share, for the nine months ended September 30, 2019.

CREDIT QUALITY

The Company maintains a credit watch list with portfolio companies placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another risk category.

As of September 30, 2020, the weighted average investment ranking of the Company’s debt investment portfolio was 2.08, as compared to 2.03 as of the end of the prior quarter. During the quarter ended September 30, 2020, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: two portfolio companies with an aggregate principal balance of $16.0 million were upgraded from White (2) to Clear (1); and one portfolio company with a principal balance of $2.8 million was removed from Red (5) as a result of the finalization of asset sales. The following table shows the credit rankings for the Company’s debt investments at fair value as of September 30, 2020 and December 31, 2019:

	September 30, 2020			December 31, 2019
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$101,207	16.6%	8	$121,866	20.2%	8
White (2)	381,641	62.4	21	425,016	70.3	23
Yellow (3)	107,915	17.7	4	31,103	5.1	3
Orange (4)	20,289	3.3	1	22,956	3.8	1
Red (5)	—	—	—	3,577	0.6	3
	$611,052	100.0%	34	$604,518	100.0%	38

NET ASSET VALUE

As of September 30, 2020, the Company’s net assets were $409.4 million, or $13.28 per share, as compared to $332.5 million, or $13.34 per share, as of December 31, 2019.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2020, the Company had total liquidity of $213.7 million, consisting of cash and restricted cash of $25.7 million and available capacity under its revolving credit facility of $188.0 million (which excludes an additional $100.0 million available under the credit facility’s accordion feature), subject to existing advance rates, terms and covenants. The Company also has available capacity under its unsecured revolving credit line provided by the Adviser of up $50.0 million (which includes $25.0 million available under the facility’s accordion feature), subject to approval by the Adviser.

DISTRIBUTION

On October 29, 2020, the Company’s board of directors declared a quarterly distribution of $0.36 per share for the fourth quarter of 2020, payable on December 14, 2020 to stockholders of record as of November 27, 2020.

SUBSEQUENT EVENTS

Since September 30, 2020 and through November 4, 2020:

▪	The Company received $32.0 million of principal prepayments generating approximately $2.4 million of accelerated income;

▪	TPC’s direct originations platform entered into $30.0 million of additional non-binding signed term sheets with venture growth stage companies;

▪	The Company closed $15.0 million of additional debt commitments; and

▪	The Company funded $6.0 million in new investments.

CONFERENCE CALL

The Company will host a conference call at 5:00 p.m. Eastern Time, today, November 5, 2020, to discuss its financial results for the quarter ended September 30, 2020. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through December 5, 2020, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10149164. The conference call will also be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

Abernathy MacGregor Group
Alan Oshiki / Barry Hutton
212-371-5999 | 415-926-7961
aho@abmac.com | brh@abmac.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Investments at fair value (amortized cost of $664,349 and $660,675, respectively)	$646,813	$653,129
Cash	24,858	20,285
Restricted cash	836	6,156
Deferred credit facility costs	750	1,603
Prepaid expenses and other assets	2,178	2,975
Total assets	$675,435	$684,148

Liabilities
Revolving credit facility	$112,000	$262,300
2022 Notes, net	73,837	73,454
2025 Notes, net	69,098	—
Other accrued expenses and liabilities	11,145	15,888
Total liabilities	$266,080	$351,642

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share (450,000 shares authorized; 30,828 and 24,923 shares issued and outstanding, respectively)	308	249
Paid-in capital in excess of par value	412,486	333,052
Total distributable earnings (loss)	(3,439)	(795)
Total net assets	$409,355	$332,506
Total liabilities and net assets	$675,435	$684,148

Net asset value per share	$13.28	$13.34

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Investment income
Interest income from investments	$22,218	$15,434	$65,760	$50,477
Other income	907	256	2,001	1,645
Total investment and other income	$23,125	$15,690	$67,761	$52,122

Operating expenses
Base management fee	$3,347	$2,270	$9,357	$6,107
Income incentive fee	3,051	1,745	5,935	6,754
Interest expense and amortization of fees	3,509	3,202	11,983	8,415
Administration agreement expenses	416	463	1,671	1,238
General and administrative expenses	597	897	2,837	2,457
Total operating expenses	$10,920	$8,577	$31,783	$24,971

Net investment income	$12,205	$7,113	$35,978	$27,151

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	$4,089	$(1,801)	$4,559	$(1,847)
Net change in unrealized gains (losses) on investments	(1,850)	(14,124)	(9,989)	814
Net realized and unrealized gains (losses)	$2,239	$(15,925)	$(5,430)	$(1,033)

Net increase in net assets resulting from operations	$14,444	$(8,812)	$30,548	$26,118

Basic and diluted net investment income per share	$0.40	$0.29	$1.18	$1.09
Basic and diluted net increase in net assets per share	$0.47	$(0.35)	$1.00	$1.05
Basic and diluted weighted average shares of common stock outstanding	30,792	24,865	30,475	24,825

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Weighted average portfolio yield on total debt investments(2)	14.1%	13.0%	13.4%	14.9%
Coupon income	10.0%	10.3%	10.0%	10.3%
Accretion of discount	1.0%	0.8%	1.0%	0.9%
Accretion of end-of-term payments	1.8%	1.8%	1.7%	2.0%
Impact of prepayments during the period	1.3%	0.2%	0.7%	1.8%

U.S. Prime Rate at end of period(3)	3.25%	5.00%	3.25%	5.00%
_____________

(1)
Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.

(2)	The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.

(3)	Included as a reference point for coupon income and weighted average portfolio yield.